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                                                                  Exhibit 10.193


                            ASSET EXCHANGE AGREEMENT

         THIS ASSET EXCHANGE AGREEMENT (this "Agreement") is entered into as of this 26th day of January, 1998, by and among PAXSON COMMUNICATIONS OF CHICAGO-38, INC., a Florida corporation ("Paxson-38"), CHRISTIAN COMMUNICATIONS OF CHICAGOLAND, INC., an Illinois corporation ("Christian"), and PAXSON COMMUNICATIONS CORPORATION, a Delaware corporation ("PCC").

                                    RECITALS

         A. Christian owns and operates and is the licensee of television station WCFC-TV, Chicago, Illinois ("WCFC").

         B. Cocola Media Corporation of San Francisco, a California corporation ("Cocola Media"), and North Bay Television, Inc., a California corporation ("North Bay"), are parties to:

             (1) an Option Agreement dated as of April 30, 1996 (the "KWOK Option Agreement"), pursuant to which North Bay has granted to Cocola Media an exclusive and irrevocable option (the "KWOK Option") to purchase substantially all of the assets of North Bay that are used or useful in connection with the conduct of the business or operations of new television station KWOK-TV to be constructed on Channel 68 in Novato, California ("KWOK") on the terms and subject to the conditions set forth in the KWOK Option Agreement and the form of Asset Purchase Agreement attached thereto (the "North Bay Purchase Agreement");

             (2) a Construction Agreement dated as of April 30, 1996, pursuant to which North Bay has retained Cocola Media to construct KWOK (the "Construction Agreement");

             (3) a Time Brokerage Agreement dated as of April 30, 1996, pursuant to which North Bay has retained Cocola Media to provide programming for broadcast on KWOK (the "Cocola KWOK TBA"); and

             (4) a Loan Agreement dated as of April 30, 1996, pursuant to which Cocola Media has loaned to North Bay $500,000 for capital advances to and other corporate purposes of North Bay.

         C. Paxson-38 and Gary M. Cocola ("Cocola") have entered into a Stock Purchase Agreement dated as of January 21, 1998 (the "Cocola Stock Purchase Agreement"), pursuant to which Cocola has agreed to sell to Paxson-38, and Paxson-38 has agreed to purchase from


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                                      - 2 -

Cocola, all of the issued and outstanding shares of capital stock of Cocola Media (the "Cocola Stock").

         D. On the terms, and subject to the conditions set forth herein, Paxson-38 desires to (1) cause Cocola Media to transfer to Christian certain assets of KWOK, immediately following and subject to the closing of the purchase and sale transactions contemplated by the North Bay Purchase Agreement, and (2) pay to Christian a total of One Hundred Twenty Million Dollars ($120,000,000) in cash, in exchange for certain assets of WCFC, and Christian desires to transfer to Paxson-38 certain assets of WCFC in exchange for certain assets of KWOK and a total of One Hundred Twenty Million Dollars ($120,000,000) in cash.

         E. Upon the consummation of the transactions contemplated by this Agreement and in consideration therefor, Paxson-38 and Christian shall enter into a Programming Agreement (the "Programming Agreement"), pursuant to which, on the terms and subject to the conditions set forth therein, Paxson-38 shall grant to Christian certain rights to provide programming for broadcast on WCFC and PAX NET, PCC's national television network.

         In consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1      Definitions.

         "Adjustment Time" means 12:01 a.m., local time, on the Closing Date.

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

         "Agreement" has the meaning specified in the Preamble.

         "Assets" means the WCFC Assets, in the case of Assets owned or held by Christian, and the KWOK Assets, in the case of Assets owned or held by Cocola Media or North Bay.



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         "Assignment and Assumption of FCC Licenses" has the meaning specified in Section 3.2(c).

         "Assumed KWOK Liabilities" has the meaning specified in Section 2.2(b).

         "Assumed WCFC Liabilities" has the meaning specified in Section 2.2(a).

         "Assumption Agreement" has the meaning specified in Section 3.2(b).

         "Cash Consideration" has the meaning specified in Section 2.1(b).

         "Christian" has the meaning specified in the Preamble.

         "Christian Ancillary Documents" means the documents, other than this Agreement, to be executed and delivered by Christian in connection with the transactions contemplated by this Agreement, including pursuant to Article 9 of this Agreement.

         "Christian Material Consents" means those consents referenced in
Schedule 4.3 that are designated with an asterisk.

         "Christian Termination Notice" has the meaning specified in Section 11.14.

         "Claims" means any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

         "Closing" has the meaning specified in Section 3.1.

         "Closing Date" has the meaning specified in Section 3.1.

         "Cocola" has the meaning specified in the Recitals.

         "Cocola KWOK TBA" has the meaning specified in the Recitals.

         "Cocola Media" has the meaning specified in the Recitals.

         "Cocola Stock" has the meaning specified in the Recitals.

         "Cocola Stock Purchase Agreement" has the meaning specified in the Recitals.



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         "Code" means the Internal Revenue Code of 1986, as amended.

         "Construction Agreement" has the meaning specified in the Recitals.

         "DOJ" means the Antitrust Division of the United States Department of Justice.

         "DP Media" has the meaning specified in Section 5.14.

         "Encumbrance" means any claim, liability, security interest, mortgage, lien, pledge, condition, charge or encumbrance of any nature whatsoever.

         "ERISA" has the meaning specified in Section 4.11.

         "Escrow Agent" means First Union National Bank.

         "Escrow Agreement" means the Escrow Agreement dated as of the date hereof among Paxson-38, Christian and the Escrow Agent.

         "Escrow Deposit" means the sum of Ten Million Dollars ($10,000,000) deposited on the date hereof by Paxson-38 with the Escrow Agent pursuant to the terms of the Escrow Agreement.

         "Excluded KWOK Assets" has the meaning specified in Section 2.1(d).

         "Excluded WCFC Assets" has the meaning specified in Section 2.1(c).

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means actions by the FCC granting both the WCFC FCC Consent and the KWOK FCC Consent.

         "Final Order" means an action or order by the FCC (a) that has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay and the FCC has not initiated a review of such action or order on its own motion and the periods provided by statute or FCC regulations for filing any such requests and for the FCC to set aside the action on its own motion have expired, or (ii) in the event of review, reconsideration or appeal, the period provided by statute or FCC regulations for further review, reconsideration or appeal has expired.



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         "Final Report" has the meaning specified in Section 2.3(d).

         "FTC" means the United States Federal Trade Commission.

         "Governmental Authority" means (i) the United States of America, (ii) any state or commonwealth of the United States of America and any political subdivision thereof (including counties, municipalities and the like) or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

         "Guaranteed Obligations" has the meaning specified in Section 12.1.

         "Guaranty" has the meaning specified in Section 12.1.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning specified in Section 10.2.

         "Indemnifying Party" has the meaning specified in Section 10.2.

         "Indemnity Period" has the meaning specified in Section 10.1.

         "KWOK" has the meaning specified in the Recitals.

         "KWOK Assets" has the meaning specified in Section 2.1(d).

         "KWOK Contracts" means all of the contracts and agreements relating to the business or operations of KWOK that are listed on Schedule 2.1(d)(iii).

         "KWOK FCC Consent" means action by the FCC granting its consent to the assignment of the KWOK FCC Licenses by North Bay to Cocola Media and, immediately thereafter, by Cocola Media to Christian or, alternately, by North Bay directly to Christian.

         "KWOK FCC Licenses" means those licenses, permits and authorizations issued by the FCC to North Bay for KWOK as set forth in Schedule 2.1(d)(ii).

         "KWOK Intangibles" means (i) the call letters "KWOK", (ii) all proprietary information, technical information and data, machinery and equipment warranties relating to the KWOK Assets, (iii) all books and records in the possession of Cocola Media or North



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Bay relating to the operations of KWOK or the KWOK Assets (other than corporate and accounting records), (iv) all choses in action relating to the KWOK Assets,
(v) all records, logs and other information in the possession of Cocola Media or North Bay that North Bay or Cocola Media is required to maintain under the rules and policies of the FCC, and (vi) all filings by North Bay or Cocola Media with the FCC with respect to KWOK, together with any additions thereto between the date of this Agreement and the Closing Date.

         "KWOK Licenses" means all licenses, permits and other authorizations issued by any Governmental Authority to Cocola Media or North Bay in connection with the conduct of the business or operations of KWOK, together with any additions thereto between the date of this Agreement and the Closing Date.

         "KWOK Material Adverse Effect" means any events or circumstances that would result in loss, liability or damages in respect of the KWOK Assets in an amount in the aggregate in excess of $250,000.

         "KWOK Option" has the meaning specified in the Recitals.

         "KWOK Option Agreement" has the meaning specified in the Recitals.

         "KWOK Programming Agreement" means the KWOK Programming Agreement to be entered into by Cocola Media and Christian pursuant to Section 6.16 hereof, which KWOK Programming Agreement shall be substantially in the form of Exhibit H hereto.

         "KWOK Services Agreement" has the meaning specified in Section 6.17.

         "KWOK Tangible Personal Property" means those items of equipment, spare parts and other tangible personal property that are listed on Schedule 2.1(d)(i) hereto, together with any additions thereto or replacements thereof between the date of this Agreement and the Closing Date.

         "Legal Action" means, with respect to any Person, any and all litigation or legal or other actions, at law or in equity, arbitrations, counterclaims, investigations, proceedings, or requests for material information by or pursuant to the order of any Governmental Authority.

         "Loss and Expense" has the meaning specified in Section 10.2.

         "Marin TV" has the meaning specified in Section 5.12.

         "MVP" means Media Venture Partners.



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         "North Bay" has the meaning specified in the Recitals.

         "North Bay Purchase Agreement" has the meaning specified in the Recitals.

         "Paxson-38" has the meaning specified in the Preamble.

         "Paxson-38 Ancillary Documents" means the documents, other than this Agreement, to be executed and delivered by Paxson-38 in connection with the transactions contemplated by this Agreement, including pursuant to Article 8 of this Agreement.

         "Paxson-38 Material Consents" means those consents referenced in
Schedule 5.3 that are designated with an asterisk.

         "Paxson-38 Termination Notice" has the meaning specified in Section 11.14.

         "Paxson Milwaukee" has the meaning specified in Section 5.14.

         "PCC" has the meaning specified in the Preamble.

         "Permitted Encumbrances" means (a) liens for taxes not yet due and payable; (b) landlord's liens; (c) statutory liens that were created in the ordinary course of business that do not adversely affect the current use and enjoyment of the WCFC Assets or the KWOK Assets, as the case may be; (d) restrictions or rights required to be granted to Governmental Authorities or otherwise imposed by Governmental Authorities under applicable law that do not materially affect the current use and enjoyment of the WCFC Assets or the KWOK Assets, as the case may be; (e) zoning, building, or similar restrictions relating to or affecting property that do not adversely affect in any material respect the current use and enjoyment of the WCFC Assets or the KWOK Assets, as the case may be; and (f) the Assumed WCFC Liabilities and the Assumed KWOK Liabilities, as the case may be. Notwithstanding the foregoing, "Permitted Encumbrances" shall not include any mortgage, encumbrance to secure debt, deed of trust, security agreement, judgment, lien or statutory claim of lien or any other title exception or defect that is monetary in nature, except to the extent otherwise specifically assumed under this Agreement.

         "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

         "Petition Deadline" has the meaning specified in Section 11.1.

         "Preliminary Report" has the meaning specified in Section 2.3(c).



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         "Programming Agreement" has the meaning specified in the Recitals.

         "Records" has the meaning specified in Section 6.8.

         "Signing Date" has the meaning specified in Section 11.14.

         "Tax" means any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding or other tax or governmental assessment, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

         "Tax Returns" means, with respect to Christian and Paxson-38, all federal, state and local tax returns, reports, statements, declarations of estimated tax and other similar filings required to be filed by Christian or Paxson-38, as the case may be, with respect to the ownership and operation of WCFC or KWOK, respectively.

         "Termination Date" has the meaning specified in Section 11.2(a).

         "Transfer" has the meaning specified in Section 6.1.

         "Transferee" refers equally to Christian and Paxson-38 insofar as the term refers to the party receiving assets from the other party.

         "Transferor" refers equally to Christian and Paxson-38 insofar as the term refers to the party transferring assets to the other party.

         "WCFC" has the meaning specified in the Recitals.

         "WCFC Assets" has the meaning specified in Section 2.1(c).

         "WCFC Contracts" means all of the contracts and agreements relating to the business or operations of WCFC that are listed on Schedule 2.1(c)(iii).

         "WCFC FCC Consent" means action by the FCC granting its consent to the assignment of the WCFC FCC Licenses by Christian to Paxson-38 in connection with the transfer of the WCFC Assets to Paxson-38.

         "WCFC FCC Licenses" means those licenses, permits and authorizations issued by the FCC to Christian for WCFC as set forth in Schedule 2.1(c)(ii).



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         "WCFC Intangibles" means (i) the call letters "WCFC", unless retained by Christian pursuant to Section 6.14 hereof, (ii) all proprietary information, technical information and data, machinery and equipment warranties relating to the WCFC Assets, (iii) all books and records in the possession of Christian relating to the operation of WCFC or the WCFC Assets (other than corporate and accounting records), (iv) all choses in action relating to the WCFC Assets, (v) all records, logs and other information in the possession of Christian that Christian is required to maintain under the rules and policies of the FCC, and
(vi) all filings by Christian with the FCC, together with any additions thereto between the date of this Agreement and the Closing Date.

         "WCFC Licenses" means all licenses, permits and other authorizations issued by any Governmental Authority to Christian in connection with the conduct of the business or operations of WCFC, together with any additions thereto between the date of this Agreement and the Closing Date.

         "WCFC Material Adverse Effect" means any events or circumstances that would result in loss, liability or damages in respect of the WCFC Assets in an amount in the aggregate in excess of $250,000.

         "WCFC Oppositions" has the meaning specified in Section 11.1.

         "WCFC Tangible Personal Property" means those items of equipment, spare parts and other tangible personal property that are listed on Schedule 2.1(c)(i) hereto, together with any additions thereto or replacements thereof between the date of this Agreement and the Closing Date.

         "WPXE" has the meaning specified in Section 5.14.

         "WPXE FCC Licenses" has the meaning specified in Section 6.3.

         "WPXE Purchase Agreement" has the meaning specified in Section 5.14.



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                                    ARTICLE 2
                         EXCHANGE AND TRANSFER OF ASSETS

         2.1      The Exchange; Additional Consideration.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Christian agrees to transfer, assign, convey and deliver to Paxson-38, and Paxson-38 agrees to accept and acquire from Christian, free and clear of all Encumbrances, except for Permitted Encumbrances, all of Christian's right, title and interest in and to the WCFC Assets, and, subject to Section 6.19, Paxson-38 agrees to cause Cocola Media to transfer, assign, convey and deliver to Christian, and Christian agrees to accept and acquire from Cocola Media, free and clear of all Encumbrances, except for Permitted Encumbrances, all of Cocola Media's right, title and interest in and to the KWOK Assets.

                  (b) In addition to the consideration referenced in Section 2.1(a), Paxson-38 shall pay to Christian at Closing a total of One Hundred Twenty Million Dollars ($120,000,000) (the "Cash Consideration"), less the amount, if any, paid to Christian pursuant to Section 11.1(a) below, in cash by federal wire transfer of immediately available funds in accordance with wire transfer instructions provided by Christian to Paxson-38 in writing no later than August 25, 1998.

                  (c) "WCFC Assets" means (i) the WCFC Tangible Personal Property, (ii) the WCFC Licenses, including the WCFC FCC Licenses, (iii) the WCFC Contracts, and (iv) the WCFC Intangibles. All other assets of Christian are specifically excluded from the WCFC Assets (the "Excluded WCFC Assets").

                  (d) "KWOK Assets" means (i) the KWOK Tangible Personal Property, (ii) the KWOK Licenses, including the KWOK FCC Licenses, (iii) the KWOK Contracts, and (iv) the KWOK Intangibles. All other assets of Paxson-38, Cocola Media and North Bay are specifically excluded from the KWOK Assets (the "Excluded KWOK Assets").

         2.2      Assumption of Obligations and Liabilities.

                  (a) As of, and from and after, the Closing Date, Paxson-38 shall assume, pay, discharge and perform the following (the "Assumed WCFC Liabilities"):

                      (i) all obligations and liabilities of or under the WCFC Contracts and WCFC Licenses arising on or after the Closing;



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                      (ii)  all obligations and liabilities of Christian to the
extent that any adjustment is made or is to be made in connection therewith in Paxson-38's favor pursuant to Section 2.3 hereof; and

                      (iii) except in respect of Excluded WCFC Assets, all other obligations, liabilities, duties, claims, demands, actions, commitments, costs or expenses, known or unknown, matured or contingent, arising out of, relating to or attributable to the ownership or operation of the WCFC Assets arising on or after the Closing.

Notwithstanding the foregoing, the Assumed WCFC Liabilities shall not include the following, and Paxson-38 shall not assume any of the following:

(1) any liabilities or obligations for federal, state or local income or franchise taxes of Christian, including, without limitation, deferred taxes or those arising out of any of the transactions contemplated hereby;

(2) any liabilities or obligations for any brokerage or finder's fees or similar compensation incurred by Christian or its Affiliates with respect to any of the transactions contemplated by this Agreement or the Christian Ancillary Documents;

(3) any liabilities or obligations for any indebtedness for borrowed money of Christian under any loan agreement, credit agreement, indenture, evidence of indebtedness or similar document or under any capital lease, financing agreement or other agreement constituting deferred purchase price for any of the WCFC Assets;

(4) any liabilities or obligations attributable to Excluded WCFC Assets and any intercompany liabilities or payables of any nature whatsoever of Christian or any of its Affiliates; and

(5) any obligation or liability of Christian under any employee pension, retirement, health and welfare or other benefit plan or collective bargaining agreement, or any obligation of Christian to any employee for severance benefits, vacation time or sick leave accrued prior to the Closing Date.

                  (b) As of, and from and after, the Closing Date, subject to
Section 6.19, Christian shall assume, pay, discharge and perform the following (the "Assumed KWOK Liabilities"):

                      (i) all obligations and liabilities of or under the KWOK Contracts and KWOK Licenses arising on or after the Closing;



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                      (ii)  all obligations and liabilities of Cocola Media to
the extent that any adjustment is made or is to be made in connection therewith in Christian's favor pursuant to Section 2.3 hereof; and

                      (iii) except in respect of Excluded KWOK Assets, all other obligations, liabilities, duties, claims, demands, actions, commitments, costs or expenses, known or unknown, matured or contingent, arising out of, relating to or attributable to the ownership or operation of the KWOK Assets arising on or after the Closing.

Notwithstanding the foregoing, the Assumed KWOK Liabilities shall not include the following, and Christian shall not assume any of the following:

(1) any liabilities or obligations for federal, state or local income or franchise taxes of Paxson-38, Cocola Media or North Bay, including, without limitation, deferred taxes or those arising out of any of the transactions contemplated hereby;

(2) any liabilities or obligations for any brokerage or finder's fees or similar compensation incurred by Paxson-38 or its Affiliates with respect to any of the transactions contemplated by this Agreement or the Paxson-38 Ancillary Documents;

(3) any liabilities or obligations for any indebtedness for borrowed money of Paxson-38, Cocola Media or North Bay under any loan agreement, credit agreement, indenture, evidence of indebtedness or similar document or under any capital lease, financing agreement or other agreement constituting deferred purchase price for any of the KWOK Assets;

(4) any liabilities or obligations attributable to Excluded KWOK Assets and any intercompany liabilities or payables of any nature whatsoever of Paxson-38, Cocola Media or North Bay or any of its Affiliates; and

(5) any obligation or liability of Paxson-38, Cocola Media or North Bay under any employee pension, retirement, health and welfare or other benefit plan or collective bargaining agreement, or any obligation of Paxson-38, Cocola Media or North Bay to any employee for severance benefits, vacation time or sick leave accrued prior to the Closing Date.

    2.3      Prorations and Adjustments to Cash Consideration.

             (a) All items of income and expense relating to the ownership or operation of the WCFC Assets shall be prorated between Christian and Paxson-38, in each case, as of



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                                     - 13 -

the Adjustment Time, with Christian responsible for any such items prior to the Closing Date and Paxson-38 responsible for any such items from and after the Adjustment Time. Notwithstanding the preceding sentence, there shall be no adjustment for, and Christian shall remain solely liable with respect to, any obligation or liability not being assumed by Paxson- 38 pursuant to Section 2.2(a).

                  (b) All items of income and expense relating to the ownership or operation of the KWOK Assets shall be prorated between Christian and Cocola Media, in each case, as of the Adjustment Time, subject to Section 6.19, with Cocola Media responsible for any such items prior to the Closing Date and Christian responsible for any such items from and after the Adjustment Time. Notwithstanding the preceding sentence, there shall be no adjustment for, and Cocola Media shall remain solely liable with respect to, any obligation or liability not being assumed by Christian pursuant to Section 2.2(b).

                  (c) At least five business days prior to the Closing, Transferor will deliver to Transferee a preliminary settlement statement with respect to the WCFC Assets or the KWOK Assets, as the case may be (the "Preliminary Report"), certified as to completeness and accuracy by an officer of Transferor (but without personal liability to such officer), showing in detail the preliminary determination of the prorations referred to in Sections 2.3(a) and (b) that can be determined or estimated on the date of the Preliminary Report, which are calculated in accordance with such Sections together with any documents substantiating the determination of the adjustments to the Cash Consideration proposed in the Preliminary Report. The net adjustment shown in the Preliminary Reports will be reflected as an adjustment to the Cash Consideration payable at the Closing.

                  (d) Within 60 days after the Closing, Transferor will deliver to Transferee a statement with respect to the WCFC Assets or the KWOK Assets, as the case may be (the "Final Report"), similarly certified by an officer of Transferor (but without personal liability to such officer), showing in detail the final determination of any prorations or adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Report, together with any documents substantiating the final calculation of the prorations or adjustments proposed in the Final Report. Transferee will provide Transferor with reasonable access to all records which Transferee has in its possession and which are necessary for Transferor to prepare the Final Report.

                  (e) Within 30 days after receipt of the Final Report, each Transferee will give each Transferor written notice of such Transferee's objections, if any, to the other's Final Report. If there are no objections to the Final Reports, the net amount of any adjustments to the Cash Consideration paid at Closing reflected in the Final Reports shall be promptly paid by the appropriate party. If there are objections to either Final Report, the parties shall use good faith efforts to jointly resolve the objections within 30 days of Transferor's receipt of Transferee's written notice of objections, which resolution, if achieved, shall be binding upon both parties to this Agreement and not be subject to dispute or review. If the parties cannot resolve the discrepancies to their mutual satisfaction within such 30-day period, the parties shall, within the following 10 days, jointly designate a national independent public accounting firm to be retained to review the Final Reports together with the notice(s) of objections and any other relevant documents. The parties agree that the foregoing independent public accounting firm shall not be one that is regularly engaged by either party or its Affiliates. The cost of retaining such independent public accounting firm shall be borne equally by the parties. Such firm shall report its conclusions as to adjustments pursuant to this Section 2.3(e) which shall be conclusive on all parties to this Agreement and not be subject to dispute or review. If, after resolution of the Final Reports, an additional adjustment to the Cash Consideration is appropriate with respect to the amount of the adjustments paid or credited at the Closing, the appropriate party shall promptly pay such amount.

             (f) Nothing contained in this Section 2.3 is intended or shall be deemed to amend or modify the indemnification provisions of Article 10 or to reallocate responsibility for the matters set forth therein.

                                    ARTICLE 3
                                   THE CLOSING

         3.1 Time and Place of Closing. Subject to (a) the requirements of
Section 6.19, (b) satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the closing condition is imposed), on the Closing Date of the closing conditions described in Articles 7, 8 and 9, and (c) the provisions of Section 11.2 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Washington, D.C. or at such other place as the parties shall mutually agree, at 10:00 a.m., local time, on August 28, 1998 (the "Closing Date"). Notwithstanding the foregoing, but subject to the provisions of Section 11.2, to the extent that on the date otherwise scheduled for Closing hereunder, any of the conditions precedent set forth in Sections 7.1, 7.2, 8.4, 8.10 (subject to Section 6.19), 9.4 and 9.10 are not satisfied (other than as the result of a permanent, final, non-appealable injunction prohibiting the consummation of this Agreement), the Closing Date shall be postponed to a date reasonably agreed to by Christian and Paxson-38 that is not more than five (5) business days after the date on which the circumstances preventing such conditions from being satisfied are no longer applicable. In the event any material loss or damage of the Assets exists on the Closing Date, then, notwithstanding any other provision of this Agreement, the Transferee at its option may extend the Closing Date for a period of up to sixty (60) days until such time as the Transferor shall have repaired, replaced and restored any such damaged or lost Asset substantially to its prior condition. Alternatively, at the request of the Transferee, the Transferor shall assign to the Transferee the insurance proceeds and pay to the Transferee the applicable deductible relating to the loss or damage and consummate the transactions contemplated hereby on the Closing Date.

         3.2 Deliveries by Christian. At the Closing, Christian shall deliver, or cause to be delivered, to Paxson-38 the following:

              (a) Bills of sale of personal property, assignments and other instruments of transfer and conveyance duly executed by Christian, transferring and assigning to Paxson-38 the WCFC Assets, free and clear of all Encumbrances, other than Permitted Encumbrances;

              (b) An Assignment and Assumption of Contracts substantially in the form of Exhibit A-1 attached hereto (the "Assumption Agreement") duly executed by Christian;

              (c) An Assignment and Assumption of FCC Licenses substantially in the form of Exhibit A-2 attached hereto (the "Assignment and Assumption of FCC Licenses") duly executed by Christian;

              (d) A Programming Agreement substantially in the form of Exhibit B attached hereto (the "Programming Agreement") duly executed by Christian;

              (e) The opinions, certificates, consents and other documents contemplated by Article 9 hereof; and

              (f) The Christian Material Consents and any other consents received by Christian.

         3.3 Deliveries by Paxson-38. At the Closing, subject to Section 6.19, Paxson-38 shall deliver, or cause to be delivered, to Christian the following:

              (a) Bills of sale of personal property, assignments and other instruments of transfer and conveyance duly executed by Cocola Media, transferring and assigning to Christian the KWOK Assets, free and clear of all Encumbrances, other than Permitted Encumbrances;

              (b) The Assumption Agreement (with respect to the KWOK Contracts), duly executed by Cocola Media, and the Assumption Agreement (with respect to the WCFC Contracts), duly executed by Paxson-38;

              (c) The Assignment and Assumption of FCC Licenses (with respect to the KWOK FCC Licenses), duly executed by Cocola Media, and the Assignment and Assumption of FCC Licenses (with respect to the WCFC FCC Licenses), duly executed by Paxson-38;

              (d) The Programming Agreement duly executed by PCC and Paxson-38;

              (e) The opinions, certificates and other documents contemplated by
Article 8 hereof; and

              (f) The Paxson-38 Material Consents and any other consents received by Paxson-38 or Cocola Media.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF CHRISTIAN

         Christian hereby represents and warrants to Paxson-38 as follows:

         4.1 Organization. Christian is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois. Christian has the requisite corporate power and authority to carry on its business as it is now being conducted.

         4.2 Authority Relative to this Agreement. Christian has the necessary corporate power and authority to execute and deliver this Agreement and the Christian Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Christian Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby by Christian, have been duly and validly authorized and approved by all necessary corporate action by Christian. This Agreement and each of the Christian Ancillary Documents (when executed) have been duly and validly executed and delivered by Christian and, assuming the due authorization, execution and delivery by Paxson-38, constitute valid and binding agreements, enforceable against Christian in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

         4.3      Noncontravention; Consents and Approvals.

                  (a) Except as set forth in Schedule 4.3, assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained pursuant to Section 4.3(b), the execution and delivery of this Agreement and the Christian Ancillary Documents by Christian and the consummation by Christian of the transactions contemplated hereby and thereby will not (i) conflict with or violate any provisions of the articles of incorporation or bylaws of Christian,(ii) violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Christian or by which Christian or any of the WCFC Assets may be bound or affected (assuming the compliance therewith of Paxson- 38), or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the WCFC Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Christian is a party or by which it or any of the WCFC Assets are bound or affected, excluding from the foregoing clauses (ii) and
(iii) violations, breaches or defaults that would not, individually or in the aggregate, have a WCFC Material Adverse Effect.

                  (b) No consent, waiver, license, approval, authorization, order or permit or registration or filing with or notification to any governmental entity or other third party is necessary for the execution and delivery of this Agreement and the Christian Ancillary Documents by Christian or the consummation by Christian of the transactions contemplated by this Agreement and the Christian Ancillary Documents or the compliance by Christian with any provision of this Agreement and the Christian Ancillary Documents, except (i) the FCC Consent, (ii) filings with respect to sales and other transfer taxes,
(iii) such filings as may be required under the HSR Act, (iv) such filings, registrations, notifications, permits, authorizations, consents or approvals that result solely from specific legal or regulatory status of Paxson-38 or as a result of any other facts that specifically relate to the business or activities in which Paxson-38 is engaged, and (v) the consent of or notice to each party identified on Schedule 4.3.

         4.4 Litigation. Except as set forth in Schedule 4.4, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Christian, threatened, against or affecting the WCFC Assets.

         4.5 Taxes. To the knowledge of Christian, Christian has duly filed all Tax Returns, including extensions (including, but not limited to, those filed on a consolidated, combined or unitary basis), required to have been filed by it prior to the date hereof.

Christian has paid or, prior to the Adjustment Time will pay, all Taxes shown on such Tax Returns as being due or (except to the extent the same are contested in good faith) claimed to be due any federal, state, local or other taxing authority, and, except as set forth in Schedule 4.5, Christian has not received any notice of the assessment or proposed assessment of any additional Taxes.

         4.6 Tangible Personal Property. Christian has good title to the WCFC Tangible Personal Property, and as of the Closing Date none of the WCFC Tangible Personal Property will be subject to any Encumbrance, except for Permitted Encumbrances. The WCFC Tangible Personal Property is in reasonable operating condition and repair (subject to normal wear and tear), and is available for immediate use in the conduct of the business or operations of WCFC, except for that which is subject to routine maintenance or repair. All items of WCFC Tangible Personal Property (i) have been maintained in a manner consistent in all material respects with generally accepted standards of good engineering practice and (ii) will permit Paxson-38 to operate WCFC in all material respects in accordance with the terms of the WCFC FCC Licenses.

         4.7 Compliance with Laws. The business and operations of Christian with respect to WCFC are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which, individually or in the aggregate, would not have a WCFC Material Adverse Effect.

         4.8 FCC Licenses. Schedule 2.1(c)(ii) accurately and completely lists all WCFC FCC Licenses and all material WCFC Licenses issued by Governmental Authorities other than the FCC. Except as set forth on Schedule 2.1(c)(ii), all of the WCFC FCC Licenses have been validly issued pursuant to Final Orders, are in full force and effect and Christian has fulfilled and performed all of its obligations with respect thereto in all material respects and has full power and authority to operate thereunder. Christian holds all WCFC FCC licenses necessary to enable Christian to conduct the business and operations of WCFC in all material respects as currently conducted. Except as set forth in Schedule 2.1(c)(ii), (i) none of the WCFC FCC Licenses is subject to any restriction or condition that would limit the full operation of WCFC as now conducted, and (ii) Christian has no reason to believe that any of the WCFC FCC Licenses would not be renewed by the FCC in the ordinary course. True and complete copies of the WCFC FCC Licenses are attached to Schedule 2.1(c)(ii). Except as set forth on
Schedule 2.1(c)(ii), on or before October 1, 1996, Christian made a valid election of must carry with respect to each cable system located within WCFC's Area of Dominant Influence, no cable system has advised Christian of any signal quality or copyright indemnity or other prerequisite to cable carriage of WCFC's signal, and no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC. All material returns, reports and statements that Christian is currently required to file with the FCC or with any other Governmental Authority with respect to WCFC have been filed, and all reporting requirements of the FCC and other Governmental Authorities with respect to WCFC have been complied with in all material respects. All of such returns, reports and statements are substantially complete and correct as filed. Christian has timely paid to the FCC all annual regulatory fees payable by Christian with respect to the WCFC FCC Licenses.

         4.9 Brokers and Finders. Except as provided in Section 6.7 hereof, neither Christian nor any of its officers, directors, partners or employees has employed any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         4.10 Insurance. Schedule 4.10 is a true and complete list of all insurance policies of Christian related to the WCFC Assets. All policies of insurance listed in Schedule 4.10 are in full force and effect as of the date of this Agreement.

         4.11 Employee Benefit Liabilities. Neither Christian nor any entity required to be combined with it (as determined under Internal Revenue Code Sections 414(b), (c), (m), (n) or (o)) has incurred, or expects to incur as a result of the consummation of the transactions contemplated under this Agreement, any cost, fee, expense, liability, claim, suit, obligation, or other damage with respect to any "employee benefit plan" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any benefit arrangement not subject to ERISA that could give rise to the imposition of any liability, cost, fee, expense, or obligation on Paxson-38 or any of its Affiliates; and, to the knowledge of Christian, no facts or circumstances exist that could give rise to any such cost, fee, expense, liability, claim, suit, obligation, or other damage.

         4.12 Contracts. All of the WCFC Contracts are valid and binding and, to the knowledge of Christian, in full force and effect and legally enforceable in accordance with their terms upon the other parties thereto. There is not under any WCFC Contract any default by Christian or, to the knowledge of Christian, any other party thereto or event which, after notice or lapse of time, or both, would constitute a default, except for defaults which, individually or in the aggregate, would not have a WCFC Material Adverse Effect.

         4.13 Disclosure. To the knowledge of Christian, no statement of a material fact by Christian contained in this Agreement, and all exhibits and schedules related hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PAXSON-38

         Paxson-38 hereby represents and warrants to Christian as follows:

         5.1 Organization. Paxson-38 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Cocola Media is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Paxson-38 and Cocola Media each has the requisite corporate power and authority to carry on its respective business as it is now being conducted.

         5.2 Authority Relative to this Agreement. Paxson-38 has the necessary corporate power and authority to execute and deliver this Agreement and the Paxson-38 Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Paxson-38 Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby by Paxson-38, have been duly and validly authorized and approved by all necessary corporate action by Paxson-38. This Agreement and each of the Paxson-38 Ancillary Documents (when executed) have been duly and validly executed and delivered by Paxson-38 and, assuming the due authorization, execution and delivery by Christian, constitute its valid and binding agreements, enforceable against Paxson-38 in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

         5.3      Noncontravention; Consents and Approvals.

                  (a) Except as set forth in Schedule 5.3, assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained pursuant to Section 5.3(b), the execution and delivery of this Agreement and the Paxson-38 Ancillary Documents by Paxson-38 and Cocola Media and the consummation by each of Paxson-38 and Cocola Media of the transactions contemplated hereby and thereby will not (i) conflict with or violate any provisions of its certificate of incorporation or bylaws, (ii) violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Paxson-38 or Cocola Media or by which Paxson-38 or Cocola Media or any of the KWOK Assets may be bound or affected (assuming the compliance therewith of Christian), or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the KWOK Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Paxson-38 or Cocola Media is a party or by which it or any of the KWOK Assets are bound or affected, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults that would not, individually or in the aggregate, have a KWOK Material Adverse Effect.

                  (b) No consent, waiver, license, approval, authorization, order or permit or registration or filing with or notification to any governmental entity or other third party is necessary for the execution and delivery of this Agreement and the Paxson-38 Ancillary Documents by Paxson-38 or the consummation by Paxson-38 or Cocola Media of the transactions contemplated by this Agreement and the Paxson-38 Ancillary Documents or the compliance by Paxson-38 with any provision of this Agreement and the Paxson-38 Ancillary Documents, except (i) the FCC Consent, (ii) filings with respect to sales and other transfer taxes, (iii) such filings as may be required under the HSR Act,
(iv) such filings, registrations, notifications, permits, authorizations, consents or approvals that result solely from the specific legal or regulatory status of Christian or as a result of any other facts that specifically relate to the business or activities in which Christian is engaged, and (v) the consent of or notice to each party identified on Schedule 5.3.

         5.4 Litigation. Except as set forth in Schedule 5.4, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Paxson-38, threatened, against or affecting the KWOK Assets.

         5.5 Taxes. To the knowledge of Paxson-38, Paxson-38 has duly filed all Tax Returns including extensions (including, but not limited to, those filed on a consolidated, combined or unitary basis), required to have been filed by it prior to the date hereof. Paxson-38 has paid or, prior to the Adjustment Time will pay, all Taxes shown on such Tax Returns as being due or (except to the extent the same are contested in good faith) claimed to be due any federal, state, local or other taxing authority, and, except as set forth in Schedule 5.5, Paxson-38 has not received any notice of the assessment or proposed assessment of any additional Taxes.

         5.6 Tangible Personal Property. To the knowledge of Paxson-38, Cocola Media has or at the Closing will have good title to the KWOK Tangible Personal Property owned by Cocola Media, and as of the Closing Date none of the KWOK Tangible Personal Property will be subject to any Encumbrance, except for Permitted Encumbrances. The KWOK Tangible Personal Property is or at the Closing will be in reasonable operating condition and repair (subject to normal wear and tear), and is or at the Closing will be available for immediate use in the conduct of the business or operations of KWOK, except for that which is subject to routine maintenance or repair. All items of KWOK Tangible Personal Property

(i) have been or will be maintained in a manner consistent in all material respects with generally accepted standards of good engineering practice and (ii) will permit Christian to operate KWOK in all material respects in accordance with the terms of the KWOK FCC Licenses.

         5.7 Compliance with Laws. The business and operations of Paxson-38 and, to the knowledge of Paxson-38, of Cocola Media and North Bay with respect to KWOK are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which, individually or in the aggregate, would not have a KWOK Material Adverse Effect.

         5.8 FCC Licenses. Schedule 2.1(d)(ii) accurately and completely lists all KWOK FCC Licenses and all KWOK Licenses issued by Governmental Authorities other than the FCC. Except as set forth on Schedule 2.1(d)(ii), all of the KWOK FCC Licenses have been validly issued to North Bay pursuant to Final Orders, are in full force and effect, and, to the knowledge of Paxson-38, North Bay has fulfilled and performed all of its obligations with respect thereto in all material respects and has full power and authority to operate thereunder. North Bay holds all KWOK FCC Licenses necessary to enable North Bay to conduct the business and operations of KWOK in all material respects as currently conducted. Except as set forth in Schedule 2.1(d)(ii), (i) none of the KWOK FCC Licenses is subject to any restriction or condition that would limit the full operation of KWOK as now conducted, and (ii) Paxson-38 has no reason to believe that any of the KWOK FCC Licenses would not be renewed by the FCC in the ordinary course. True and complete copies of the KWOK FCC Licenses are attached to Schedule 2.1(d)(ii). All material returns, reports and statements that North Bay is currently required to file with the FCC or with any other Governmental Authority with respect to KWOK have been filed, and all reporting requirements of the FCC and other Governmental Authorities with respect to KWOK have been complied with in all material respects. All of such returns, reports and statements are substantially complete and correct as filed. North Bay has timely paid to the FCC all annual regulatory fees payable by North Bay with respect to the KWOK FCC Licenses. Schedule 2.1(d)(ii) sets forth each cable system located within KWOK's Area of Dominant Influence for which North Bay is entitled to elect must-carry in accordance with 47 C.F.R. 76.64(f)(4).

         5.9 Brokers and Finders. Neither Paxson-38 nor any of its officers, directors, partners or employees has employed any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         5.10 Insurance. Schedule 5.10 is a true and complete list of all insurance policies obtained or to be obtained by Paxson-38 and Cocola Media related to the KWOK Assets. All policies of insurance listed in Schedule 5.10 are as of the date of this Agreement in full force and effect or at Closing will be in full force and effect.

         5.11 Employee Benefit Liabilities. Neither Paxson-38 or any entity required to be combined with Paxson-38 nor, to the knowledge of Paxson-38, Cocola Media or any entity required to be combined with it (in each case as determined under Internal Revenue Code Sections 414(b), (c), (m), (n) or (o)) has incurred, or expects to incur as a result of the consummation of the transactions contemplated under this Agreement, any cost, fee, expense, liability, claim, suit, obligation, or other damage with respect to any "employee benefit plan" (as defined in section 3(3) of ERISA or any benefit arrangement not subject to ERISA) that could give rise to the imposition of any liability, cost, fee, expense, or obligation on Christian or any of its Affiliates; and, to the knowledge of Paxson-38, no facts or circumstances exist that could give rise to any such cost, fee, expense, liability, claim, suit, obligation, or other damage.

         5.12 Contracts. All of the KWOK Contracts are valid and binding and, to the knowledge of Paxson-38, in full force and effect and legally enforceable in accordance with their terms upon the other parties thereto. There is not under any KWOK Contract any default by Paxson-38 or, to the knowledge of Paxson-38, any other party thereto or event which, after notice or lapse of time or both, would constitute a default, except for defaults which, individually or in the aggregate, would not have a KWOK Material Adverse Effect. Cocola Media has cancelled the option granted to Marin TV Service Partners, Ltd. ("Marin TV") pursuant to the Stock Option Agreement dated October, 1996, between Cocola Media and Marin TV.

         5.13 Cocola Stock Purchase Agreement. Paxson-38 has entered into the Cocola Stock Purchase Agreement, and the Cocola Stock Purchase Agreement is in full force and effect. Paxson-38 shall (i) use commercially reasonable efforts to maintain the Cocola Stock Purchase Agreement in full force and effect in accordance with its terms, (ii) use commercially reasonable efforts to comply with the terms of the Cocola Stock Purchase Agreement applicable to it, (iii) not terminate, amend, modify or waive any of its rights or Gary Cocola's obligations under the Cocola Stock Purchase Agreement without Christian's prior written consent, which consent shall not be unreasonably withheld, (iv) use commercially reasonable efforts to enforce its rights under the Cocola Stock Purchase Agreement, and (v) use commercially reasonable efforts to consummate the closing of the purchase and sale transactions contemplated by the Cocola Stock Purchase Agreement on the earliest date permitted thereunder.

         5.14 WPXE Sale. Paxson Communications of Milwaukee-55, Inc. and Paxson Milwaukee License, Inc. (collectively, "Paxson Milwaukee"), Affiliates of Paxson-38, have entered into an Asset Purchase Agreement dated as of the date hereof (the "WPXE Purchase Agreement") with DP Media of Milwaukee, Inc. ("DP Media"), pursuant to which Paxson Milwaukee agrees to sell to DP Media substantially all of the assets, including the licenses, permits and other authorizations issued by the FCC to Paxson Milwaukee License, Inc., used or useful in the business and operations of Television Station WPXE(TV) (formerly, WHKE- TV), Kenosha, Wisconsin ("WPXE"). Paxson-38 shall cause Paxson Milwaukee to (i) use commercially reasonable efforts to maintain the WPXE Purchase Agreement in full force and effect in accordance with its terms, (ii) use commercially reasonable efforts to comply with the terms of the WPXE Purchase Agreement applicable to it, (iii) not terminate, amend, modify or waive any of its rights or DP Media's obligations under the WPXE Purchase Agreement without Christian's prior written consent, which consent shall not be unreasonably withheld, (iv) use commercially reasonable efforts to enforce Paxson Milwaukee's rights under the WPXE Purchase Agreement, and (v) use commercially reasonable efforts to consummate the closing of the purchase and sale transactions contemplated by the WPXE Purchase Agreement on the earliest date permitted thereunder.

         5.15 Disclosure. To the knowledge of Paxson-38, no statement of a material fact by Paxson-38 contained in this Agreement, and all exhibits and schedules related hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

                                    ARTICLE 6
                            COVENANTS OF THE PARTIES

         6.1  Conduct of Business.

              (a) Except as specifically provided in this Agreement, or set forth in Schedule 6.1(a) with respect to Christian and Schedule 6.1(b) with respect to Paxson-38, during the period from the date of this Agreement to the Closing Date, Christian will conduct the business and operations of WCFC in the ordinary course consistent with past practices, and Paxson-38 will cause Cocola Media to construct KWOK in accordance with the Construction Agreement and thereafter conduct the business and operations of KWOK in the ordinary course and in accordance with the terms of the Cocola KWOK TBA. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing Date, (i) without the prior written consent of Paxson-38, Christian, with respect to WCFC, and (ii) without the prior written consent of Christian,

Cocola Media, with respect to KWOK, will not (A) sell, transfer, lease, license, pledge, encumber, mortgage, remove from the premises of WCFC or KWOK, as the case may be, or otherwise dispose of, or agree to sell, transfer, lease, license, pledge, encumber, mortgage, remove from the premises of WCFC or KWOK, as the case may be, or otherwise dispose of (each of the actions described in clause A above is a "Transfer"), any of the WCFC Assets or the KWOK Assets, as the case may be, except (x) that a "Transfer" shall not include any lien disclosed on Schedule 6.1(a) or 6.1(b), each of which shall be removed upon or before the Closing and (y) for Permitted Encumbrances, (B) modify in any respect the WCFC Contracts or the KWOK Contracts, as the case may be, (C) cause or permit, by any act or failure to act, any of the WCFC Licenses or KWOK Licenses, as the case may be, to expire or be revoked, suspended or adversely modified, or any Governmental Authority to institute proceedings for the revocation, suspension or adverse modification of the WCFC Licenses or KWOK Licenses, as the case may be, or (D) cause, by any act or failure to act, any cable system located within the Area of Dominant Influence or Designated Market Area of WCFC or KWOK, as the case may be, to refuse to carry the signal of WCFC or KWOK, respectively.

                  (b) Christian and Paxson-38 shall each use their commercially reasonable efforts to maintain (or cause to be maintained) the WCFC Assets and the KWOK Assets, respectively, in good condition (ordinary wear and tear excepted), and use and operate (or cause to be used and operated) the WCFC Assets and KWOK Assets, respectively, in a reasonable manner and in accordance with the terms of the WCFC FCC Licenses and KWOK FCC Licenses, respectively, all rules and regulations of the FCC and generally accepted standards of good engineering practice. If any loss, damage, impairment, confiscation or condemnation of or to any of the WCFC Assets or KWOK Assets occurs, Christian, Paxson-38 or Cocola Media, as the case may be, shall repair, replace or restore the WCFC Assets or KWOK Assets, respectively, to their prior condition as represented in this Agreement as soon thereafter as possible, and Christian, Paxson-38 or Cocola Media, as the case may be, shall use the proceeds of any claim under any insurance policy solely to repair, replace or restore any of the WCFC Assets or KWOK Assets, respectively, that are lost, damaged, impaired or destroyed.

                  (c) Christian, Paxson-38 and Cocola Media each shall comply in all material respects with the terms of the WCFC FCC Licenses and KWOK FCC Licenses, respectively, and with all laws, rules and regulations applicable or relating to the ownership and operation of WCFC and KWOK, respectively.

                  (d) Paxson-38 shall use commercially reasonable efforts to complete construction of KWOK and file an appropriate application for covering license no later than April 22, 1998, subject to delays caused by circumstances or events not within the reasonable control of Paxson-38. No later than the first business day after KWOK commences broadcast operations, Cocola Media shall, or shall cause North Bay to, send to each cable system in KWOK's defined market a statement electing must-carry in accordance with the requirements of 47 C.F.R. 76.64, and Cocola Media shall send a copy of each such statement to Christian by overnight courier. Paxson-38 shall promptly notify Christian if any cable system advises North Bay of any signal quality or copyright indemnity or other prerequisite to cable carriage of KWOK's signal, or if any cable system declines or threatens to decline such carriage or fails to respond to a request for carriage or seeks any form of relief from carriage from the FCC.

         6.2 Access to Information. From the date of this Agreement to the Closing Date, Christian, Paxson-38 or Cocola Media will each give the other party and its authorized representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval, which shall not be unreasonably withheld, to its facilities, personnel and operations solely to the extent such facilities, personnel and operations relate to the WCFC Assets or the KWOK Assets, as the case may be, and to its books and records relating to the WCFC Assets or the KWOK Assets; provided, that any inspection of the WCFC Assets or the KWOK Assets, as the case may be, or discussion with personnel regarding the WCFC Assets or the KWOK Assets, as the case may be, shall occur only if a representative of the party granting such access is present. Each party to this Agreement and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operations or business of the other party hereto.

         6.3      FCC Consent.

                  (a) The exchange of the WCFC Assets for the KWOK Assets as contemplated by this Agreement is subject to obtaining the FCC Consent.

                  (b) Within five (5) business days of the execution of this Agreement, Christian and Paxson-38 will prepare and file with the FCC an appropriate application for the WCFC FCC Consent. The parties shall prosecute such application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grant of the application as expeditiously as practicable. Each party will promptly provide to the other party a copy of any pleading, order or other document served on it relating to such application. Except as set forth in Schedule 6.1(b), Paxson-38 is and will be legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the WCFC Assets under the Communications Act, and the rules, regulations and policies of the FCC, and Paxson-38 shall take or cause to be taken all actions necessary or appropriate to be taken by Paxson-38 (or its Affiliates) to permit the FCC to approve in a timely fashion the assignment to Paxson-38 of the WCFC FCC Licenses.

                  (c) Within five (5) business days of the execution of this Agreement, Paxson-38 will cause Paxson Milwaukee to prepare and file with the FCC an appropriate application for FCC consent to the assignment to DP Media of the licenses, permits and other authorizations issued by the FCC to Paxson Milwaukee License, Inc. for WPXE (the "WPXE FCC Licenses"). Paxson-38 will cause Paxson Milwaukee to prosecute such application with commercially reasonable diligence and otherwise use its commercially reasonable efforts to obtain the grant of the application as expeditiously as possible. Paxson- 38 will promptly provide to Christian a copy of any pleading, order or other document served on Paxson Milwaukee relating to such application. Paxson-38 will cause Paxson Milwaukee to take or cause to be taken all actions necessary or appropriate to be taken by Paxson Milwaukee (or its Affiliates) to permit the FCC to approve in a timely fashion the assignment to DP Media of the WPXE FCC Licenses. To the knowledge of Paxson-38, DP Media is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate WPXE under the Communications Act and the rules, regulations and policies of the FCC.

                  (d) Within five (5) business days of the commencement by KWOK of broadcast operations pursuant to program test authority, Christian and Cocola Media will prepare and file with the FCC an appropriate application for the KWOK FCC Consent. The parties shall prosecute such application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grant of the application as expeditiously as possible. Each party will promptly provide to the other party a copy of any pleading, order or other document served on it relating to such application. Except as set forth in
Schedule 6.1(a), Christian is and will be legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the KWOK Assets under the Communications Act, and the rules, regulations and policies of the FCC, and Christian shall take or cause to be taken all actions necessary or appropriate to be taken by Christian (or its Affiliates) to permit the FCC to approve in a timely fashion the assignment to Christian of the KWOK FCC Licences.

                  (e) Each party agrees to comply with any condition imposed on it by any FCC Consent, except that no party shall be required to comply with a condition if compliance with the condition would have a material adverse effect upon it. For purposes hereof, a condition shall not be deemed to have a "material adverse effect" upon a party solely because it requires such party to file periodic reports. Christian, Paxson-38 and Cocola Media, as appropriate, shall oppose any petitions to deny or other objections filed with respect to the applications for any FCC Consent and any requests for reconsideration or review of any FCC Consent. Cocola Media and Paxson-38 shall use their commercially reasonable efforts to have North Bay oppose any such petitions, objections or requests.

                  (f) If the Closing shall not have occurred for any reason within the original effective period of any FCC Consent, and neither party shall have terminated this Agreement under Section 11.2, either Paxson-38, Cocola Media or Christian shall request an extension of the effective period of such FCC Consent. No extension of the effective period of any FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under
Section 11.2.

         6.4 Control of the Stations. Prior to Closing, Paxson-38 shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of WCFC; those operations, including complete control and supervision of all WCFC's programs, employees and policies, shall be the sole responsibility of Christian. Prior to Closing, Christian shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of KWOK; those operations, including complete control and supervision of all KWOK's programs, employees and policies, shall be the sole responsibility of North Bay.

         6.5 Consummation of Agreement. Each of Christian and Paxson-38 will use commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as expeditiously as possible, including, in the case of Paxson-38, acquiring the Cocola Stock. If any event should occur, either within or outside the control of Christian or Paxson-38, that would materially delay or prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transactions contemplated by this Agreement, Christian and Paxson-38 will use their respective commercially reasonable efforts to cure or minimize the same as expeditiously as possible. Each party shall make all commercially reasonable efforts to obtain (a) any consent necessary to the assignment of the WCFC Assets, including the WCFC Contracts, and the KWOK Assets, including the KWOK Contracts, without any materially adverse changes in the terms and conditions of such contracts and (b) an Estoppel Certificate, substantially in the form of Exhibit G hereto, from each landlord identified in Schedules 4.3 and 5.3.

         6.6 Public Announcements. Except as may be required by law (including, without limitation, federal securities laws) or court order, Christian and Paxson-38 will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and neither shall issue any such press release or make any such public statement that is not approved by the other parties hereto, which approval shall not be unreasonably withheld. Subject to the requirements of the preceding sentence, Paxson-38 and Christian shall issue a press release with respect to the transactions contemplated by this Agreement no later than January 27, 1998.

         6.7 Broker. Christian and Paxson-38 acknowledge and agree that Christian has retained the services of Media Venture Partners ("MVP") in connection with the transactions contemplated by this Agreement. Christian hereby agrees to pay all of the fees and expenses of MVP in connection therewith.

         6.8 Access to Books and Records. From and after the Closing, Christian and Paxson-38 will allow each other full access to and right to copy documents (including, but not limited to, records, files, financial information, accounting records, and books of account, collectively, "Records") with respect to the WCFC Assets or the KWOK Assets, as the case may be, in each case relating to the period prior to the Closing. Neither Christian nor Paxson-38 will destroy any Records for a period of three (3) years after the Closing Date without having given thirty (30) days prior notice to Christian or Paxson-38, as the case may be, and, in the event Christian or Paxson-38, as the case may be, wishes to copy any such Records, the other party will cooperate in making such records available for such copying, provided arrangements are made for reimbursement of all expenses reasonably incurred by the party furnishing such cooperation.

         6.9 Cure. For all purposes under this Agreement, the existence or occurrence of any events or circumstances that constitute or cause a breach of a representation or warranty of either Christian or Paxson-38 (including, without limitation, under the information disclosed in the Schedules hereto) on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured in all material respects on or prior to the Closing Date.

         6.10 Confidentiality. Each of Christian and Paxson-38 agrees that all information provided to the other (including employees, attorneys, accountants and advisors) by such party will be treated as confidential by such other party, and will not be used for any purpose other than in connection with the transactions contemplated by this Agreement and, further, that it will not be disclosed to any third party who does not have a need to know for the purpose of assisting the party receiving such confidential information in connection with the transactions contemplated by this Agreement, except as may be required by law (including federal securities laws) or by court order. Confidential information shall not include information which is in the public domain, which is generally known within the industry, or which can be obtained through lawful methods not involving a breach of this or any similar obligation of confidentiality. If this Agreement is terminated, each party shall return to the other all confidential information in its possession; provided, however, that any confidential information retained by the recipient thereof, inadvertently or otherwise, shall continue to be subject to the provisions of this Section 6.10, notwithstanding the termination of this Agreement.

         6.11 Insurance. During the period from the date hereof until the Closing Date, Christian shall maintain in effect all policies of insurance currently in effect with respect to the WCFC Assets, and Paxson-38 or Cocola Media shall maintain in effect all policies of insurance currently in effect with respect to the KWOK Assets.

         6.12     Risk of Loss.

                  (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the WCFC Assets from any cause whatsoever shall be borne by Christian at all times prior to the Closing. If any damage or destruction of the WCFC Assets or any other event occurs which (i) causes WCFC to cease broadcasting operations for a period of five or more days or (ii) prevents in any material respect signal transmission by WCFC in the normal and usual manner and Christian fails to restore or replace the WCFC Assets so that normal and usual transmission is resumed within fourteen days of the damage, destruction or other event, Paxson-38, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Christian, or (y) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the WCFC Assets after the Closing Date, in which event Christian shall deliver to Paxson-38 (or pay to Paxson-38 an amount equal to) all insurance proceeds received by Christian in connection with such damage, destruction or other event and pay to Paxson-38 the deductible relating to the damage, destruction or other event.

                  (b) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the KWOK Assets from any cause whatsoever shall be borne by Paxson-38 at all times prior to the Closing. If any damage or destruction of the KWOK Assets or any other event occurs which, following the commencement by KWOK of broadcast operations pursuant to program test authority, (i) causes KWOK to cease broadcasting operations for a period of five or more days or (ii) prevents in any material respect signal transmission by KWOK in the normal and usual manner and Paxson-38 fails to restore or replace the KWOK Assets so that normal and usual transmission is resumed within fourteen days of the damage, destruction or other event, Christian, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Paxson-38, or (y) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the KWOK Assets after the Closing Date, in which event Paxson-38 shall deliver to Christian (or pay to Christian an amount equal to) all insurance proceeds received by Paxson-38 or Cocola Media in connection with such damage, destruction or other event and pay to Christian the deductible relating to the damage, destruction or other event.

         6.13 HSR Act Filing. Christian and Paxson-38 agree to (a) file, or cause to be filed, with the DOJ and FTC all filings, if any, which are required in connection with the transactions contemplated hereby under the HSR Act within ten (10) business days of the date of this Agreement; (b) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents in such party's possession that may be reasonably required in connection with such filings; (c) promptly file such other information or documents as may be requested by the FTC or DOJ after appropriate negotiation with the DOJ or FTC of the scope of such request; (d) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder; and (e) to the extent practicable, permit each other to participate in any conferences with the FTC or DOJ.

         6.14 Call Letters. Subject to the following sentence, Christian and Paxson-38 shall file all requests with the FCC necessary to allow Christian to adopt the "WCFC" call letters for Christian's low power television station, and to allow Paxson-38 to adopt such call letters as Paxson-38 may designate on the current WCFC channel (Channel 38), in each case effective as of the Closing Date. Christian's right to adopt the "WCFC" call letters for Christian's low power television station pursuant to this Section 6.14 is contingent upon the prior or simultaneous adoption by Paxson-38 of the call letters designated by Paxson-38 for Channel 38 in Chicago.

         6.15 North Bay Purchase Agreement. Within five (5) days following the commencement by KWOK of broadcast operations pursuant to program test authority, Paxson-38 shall cause Cocola Media to provide written notice to North Bay of Cocola Media's exercise of the KWOK Option in accordance with the terms of the KWOK Option Agreement. Within five (5) days following the date Cocola Media provides such written notice to North Bay, Paxson-38 shall cause Cocola Media to execute and deliver to North Bay the North Bay Purchase Agreement in accordance with the terms of the KWOK Option Agreement. Paxson-38 shall cause Cocola Media to (i) use commercially reasonable efforts to maintain the North Bay Purchase Agreement and Cocola KWOK TBA in full force and effect in accordance with their respective terms, (ii) use commercially reasonable efforts to comply with the terms of the North Bay Purchase Agreement and Cocola KWOK TBA applicable to it,
(iii) not terminate, amend, modify or waive any of its rights or North Bay's obligations under the North Bay Purchase Agreement and Cocola KWOK TBA without Christian's prior written consent, which consent shall not be unreasonably withheld, (iv) use commercially reasonable efforts to enforce Cocola Media's rights under the North Bay

Purchase Agreement, including, without limitation, Cocola Media's rights with respect to the filing and prosecution of its application for the KWOK FCC Consent in accordance with the terms thereof, and the Cocola KWOK TBA, and (v) use commercially reasonable efforts to consummate the closing of the purchase and sale transactions contemplated by the North Bay Purchase Agreement on the earliest date permitted thereunder. Notwithstanding anything to the contrary contained herein, Paxson-38, in its sole discretion and without any obligation or liability to Christian, may cause Cocola Media to terminate the North Bay Purchase Agreement in accordance with its terms, except that Paxson-38 shall immediately notify Christian of any such termination.

         6.16 KWOK Programming Agreement. No later than five (5) business days prior to the commencement of broadcast operations by KWOK pursuant to program test authority, Paxson-38 shall cause Cocola Media to duly execute and deliver to Christian, and Christian shall duly execute and deliver to Cocola Media, the KWOK Programming Agreement.

         6.17 KWOK Master Control Services. Upon written notice from Christian to Paxson-38 no later than ten (10) business days prior to Closing, Christian may, at its option, require Paxson-38 or an Affiliate of Paxson-38 designated by Paxson-38 to enter into with Christian the KWOK Services Agreement substantially in the form of Exhibit I hereto (the "KWOK Services Agreement"), pursuant to which Christian shall retain Paxson-38 or such Affiliate to provide, effective as of the Closing, master control and related technical support services with respect to KWOK in exchange for a monthly payment by Christian to Paxson- 38 or such Affiliate in the amount of $25,000.

         6.18 WCFC Studio Facilities. Paxson-38 shall use commercially reasonable efforts to obtain studio and office facilities for WCFC prior to the Closing Date. In the event that such facilities are not available as of the Closing Date, upon written notice from Paxson-38 to Christian no later than ten
(10) business days prior to Closing, Christian shall make available to Paxson-38, effective as of Closing, the right to access and use the WCFC master control facilities and such engineering space and offices as Paxson-38 reasonably requires for the operation of WCFC, rent-free, for a period not to exceed 120 days following the Closing Date. Paxson-38 shall reimburse Christian for such portion of the utilities charges incurred by Christian at the WCFC studio that are allocable to Paxson-38's use of such master control facilities and engineering space and offices.

         6.19 KWOK Alternative Closing. Notwithstanding any provision in this Agreement, the Paxson-38 Ancillary Documents or the Christian Ancillary Documents to the contrary, the sale of the KWOK Assets by Cocola Media to Christian shall not be a condition to the obligations of Christian at the Closing if the FCC prohibits the assignment of the KWOK FCC Licenses by North Bay until one year following the commencement by KWOK of broadcast operations and so long as on or prior to the Closing Date (a) Christian shall have received the Cash Consideration, (b) KWOK shall have commenced broadcast operations, (c) the Cocola KWOK TBA and KWOK Programming Agreement shall be in full force and effect in accordance with their respective terms, (d) Paxson-38 is not in material breach of its obligations hereunder, (e) Paxson-38 owns all of the issued and outstanding capital stock of Cocola Media, and (f) if the North Bay Purchase Agreement is in full force and effect, either no material breach thereunder has occurred or, if a material breach thereunder has occurred, such breach has been cured as of the Closing Date. If the transactions contemplated by this Agreement are consummated, except that the sale of the KWOK Assets to Christian has not occurred as contemplated by the preceding sentence, all obligations of Paxson-38 contained in this Agreement or any Paxson-38 Ancillary Document with respect to the sale of the KWOK Assets to Christian, and all obligations of Christian contained in this Agreement or any Christian Ancillary Document with respect to the purchase of the KWOK Assets from Cocola Media, shall be postponed until a date acceptable to Paxson-38 and Christian that is no later than ten (10) business days following the date Cocola Media shall have acquired the KWOK FCC Licenses, whereupon Paxson-38 shall cause Cocola Media to acquire the KWOK Assets owned by North Bay pursuant to the terms of the North Bay Purchase Agreement, and Cocola Media shall sell, transfer, convey and deliver to Christian, and Christian shall accept and acquire, the KWOK Assets in accordance with the terms and conditions set forth herein and in the Paxson-38 Ancillary Documents and the Christian Ancillary Documents. Notwithstanding any provision herein to the contrary, if the sale of the KWOK Assets to Christian occurs following the sale of the WCFC Assets to Paxson-38 in accordance with the requirements of the first sentence of this Section 6.19, the terms "Closing" and "Closing Date," as used in Section 6.12(b) hereof and in each other provision in this Agreement concerning the computation of a period of time that begins upon Closing or on the Closing Date (including, for example, the computation of the survival period set forth in Section 10.1), shall mean the consummation of the sale of the KWOK Assets to Paxson-38 and the date such sale occurs, respectively.

                                    ARTICLE 7
                   CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

         The respective obligations of each party to effect the exchange of the WCFC Assets and the KWOK Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

         7.1 HSR Act. The waiting period under the HSR Act, if any, shall have expired without unresolved action by the DOJ or FTC to prevent the Closing.

         7.2 North Bay Closing. Subject to Section 6.19, the consummation of the purchase and sale transactions contemplated by the North Bay Purchase Agreement shall have occurred.

                                    ARTICLE 8
                   CONDITIONS TO THE OBLIGATIONS OF CHRISTIAN

         Subject to Section 6.19, the obligations of Christian to consummate the exchange of the WCFC Assets and the KWOK Assets and to perform its other obligations hereunder to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived by Christian:

         8.1 Representations and Warranties. All representations and warranties of Paxson-38 contained herein shall be true and correct on the Closing Date as though such representations and warranties were made as of such date, except (1) to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation or warranty shall be true and accurate in all material respects as of such earlier specified date or dates (but subject to clause (3) hereof), (2) for changes permitted or contemplated pursuant to this Agreement, and (3) for inaccuracies that in the aggregate do not constitute a KWOK Material Adverse Effect; provided, however, that for purposes of this Section 8.1 only, in determining whether there has been a KWOK Material Adverse Effect under Section 8.1(3), the representations and warranties shall be read as if such provisions did not include any "KWOK Material Adverse Effect" or other materiality qualifiers, whether individually or in the aggregate for all such representations and warranties.

         8.2 Covenants. Paxson-38 shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

         8.3 Certificates. Paxson-38 shall have furnished a certificate of an authorized officer to evidence compliance with the conditions set forth in Sections 8.1 and 8.2 substantially in the form of Exhibit C attached hereto.

         8.4 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or Governmental Authority shall have been entered against Paxson-38, Cocola Media, North Bay or Christian that prohibits or restricts the exchange of the WCFC Assets and the KWOK Assets contemplated hereby.

         8.5 Opinion of Counsel. Christian shall have received the favorable opinion of Dow, Lohnes & Albertson, PLLC, substantially in the form of Exhibit D attached hereto.

         8.6 Document Delivery. Paxson-38 shall have taken the following actions and delivered the following documents, appropriately executed, to
Christian:

             (a) Made payment of the Cash Consideration and any other amount required to be made by Paxson-38 at Closing pursuant to Section 2.1;

             (b) All documents required to be delivered to Christian pursuant to Section 3.3;

             (c) Certified copies of the resolutions of the Board of Directors of PCC and Paxson-38 authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

             (d) A certificate of good standing for Paxson-38 from the State of Florida and a certificate of good standing for Paxson-38 as a foreign corporation in the State of Illinois;

             (e)  The Programming Agreement; and

             (f) The KWOK Services Agreement, if requested by Christian pursuant to Section 6.17.

         8.7 No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any material adverse change in the KWOK FCC Licenses, other than changes resulting from matters affecting the television broadcasting industry generally, or KWOK Tangible Personal Property.

         8.8 Consents. All Paxson-38 Material Consents shall have been obtained and delivered to Christian, without any materially adverse change in the terms or conditions of the related license, agreement or other instrument or obligation to which Cocola Media or North Bay is a party or by which either of them or the KWOK Assets are bound.

         8.9 Estoppel Certificate. Paxson-38 shall have obtained and delivered to Christian the Estoppel Certificate required by Section 6.5.

         8.10 KWOK FCC Consent. The KWOK FCC Consent shall have been granted and shall have become a Final Order.

         8.11 WCFC FCC Consent.  The WCFC FCC Consent shall have been granted.

                                    ARTICLE 9
                   CONDITIONS TO THE OBLIGATIONS OF PAXSON-38

         The obligations of Paxson-38 under this Agreement to consummate the exchange of the WCFC Assets and the KWOK Assets and to perform its other obligations hereunder to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived by Paxson-38:

         9.1 Representations and Warranties. All representations and warranties of Christian contained herein shall be true and correct on the Closing Date as though such representations and warranties were made as of such date, except (1) to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which cases such representation or warranty shall be true and accurate in all material respects as of such earlier specified date or dates (but subject to clause (3) hereof), (2) for changes permitted or contemplated pursuant to this Agreement, and (3) for inaccuracies that in the aggregate do not constitute a WCFC Material Adverse Effect; provided, however, that for purposes of this Section 9.1 only, in determining whether there has been a WCFC Material Adverse Effect under Section 9.1(3), the representations and warranties shall be read as if such provisions did not include any "WCFC Material Adverse Effect" or other materiality qualifiers, whether individually or in the aggregate, for all such representations and warranties.

         9.2 Covenants. Christian shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

         9.3 Certificates. Christian shall have furnished a certificate of an authorized officer to evidence compliance with the conditions set forth in Sections 9.1 and 9.2 substantially in the form of Exhibit E attached hereto.

         9.4 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or Governmental Authority shall have been entered against Paxson-38,

Cocola Media, North Bay or Christian which prohibits or restricts the exchange of the WCFC Assets and the KWOK Assets contemplated hereby.

         9.5 Opinion of Counsel. Paxson-38 shall have received the favorable opinion of Baker & Hostetler, substantially in the form of Exhibit F attached hereto.

         9.6 Document Delivery. Christian shall have taken the following actions, and delivered the following to Paxson-38, and where documents are involved, the documents shall be appropriately executed:

              (a) All documents required to be delivered to Paxson-38 pursuant to Section 3.2;

              (b) Certified copies of the resolutions of the Board of Directors of Christian authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

              (c) A certificate of good standing for Christian from the State of Illinois and a certificate of good standing for Christian as a foreign corporation in the State of California;

              (d) the Programming Agreement; and

              (e) the KWOK Services Agreement, if requested by Christian pursuant to Section 6.17.

         9.7 No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any material adverse change in the WCFC FCC Licenses, other than changes resulting from matters affecting the television broadcasting industry generally, or WCFC Tangible Personal Property.

         9.8 Consents. All Christian Material Consents shall have been obtained and delivered to Paxson-38, without any materially adverse change in the terms or conditions of the related license, agreement or other instrument or obligation to which Christian is a party or by which it or the WCFC Assets are bound.

         9.9 Estoppel Certificate. Christian shall have obtained and delivered to Paxson-38 the Estoppel Certificate required by Section 6.5.

         9.10 WCFC FCC Consent. The WCFC FCC Consent shall have been granted and shall have become a Final Order.

         9.11 KWOK FCC Consent.  The KWOK FCC Consent shall have been granted.

         9.12 WPXE Sale. Paxson Milwaukee License, Inc., an Affiliate of Paxson-38, shall have consummated the disposition of the licenses, permits and other authorizations issued by the FCC to Paxson Milwaukee License, Inc. for the operation of WPXE-TV, Kenosha, Wisconsin.

                                   ARTICLE 10
                                 INDEMNIFICATION

         10.1 Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing for a period of one (1) year after the Closing Date. Notwithstanding the limitation set forth in the preceding sentence, the parties' obligations under Sections 2.2, 2.3(d) and (e), 2.4, 6.8, 6.10, 10.1, 11.3 and 11.7, together with
Christian's obligation to pay, perform and discharge the Assumed KWOK Liabilities, and Paxson-38's obligation to pay, perform and discharge the Assumed WCFC Liabilities, shall survive until the obligations under such Sections and such Assumed KWOK Liabilities or such Assumed WCFC Liabilities, as the case may be, have been paid, performed or discharged in full. The foregoing survival periods are collectively referred to herein as the "Indemnity Period." No claim for indemnification, other than with respect to fraud, may be asserted after the expiration of the Indemnity Period. Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement which is the subject of a Claim which is asserted in writing prior to the expiration of the Indemnity Period shall survive with respect to such Claim or any dispute with respect thereto until the final resolution thereof.

         10.2 Indemnification. Each of Christian and Paxson-38 (the "Indemnifying Party") agrees that on and after the Closing it shall indemnify and hold harmless the other party (which shall include its Affiliates, including without limitation its officers, directors, employees, agents and other representatives) (the "Indemnified Party") from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys', accountants' and experts' fees and expenses, including those incurred to enforce the terms of this Agreement or any Christian Ancillary Document or Paxson-38 Ancillary Document (collectively, "Loss and Expense"), suffered, directly or indirectly, by the Indemnified Party by reason of, or arising out of:

                  (a) any breach of a representation or warranty made by the Indemnifying Party, as applicable, pursuant to this Agreement or any failure by the Indemnifying Party, as applicable, to perform or fulfill any of its respective covenants or agreements set forth in this Agreement or any Christian Ancillary Document or Paxson-38 Ancillary Document, as applicable;

                  (b) any Legal Action or other Claim by any third party arising from the business or the ownership or operations of any of the Assets by the Indemnifying Party, as applicable, prior to the Closing Date, except to the extent arising from obligations or liabilities that have been assumed by the Indemnified Party pursuant to this Agreement;

                  (c) any failure by the Indemnifying Party, as applicable, to pay, perform or discharge any and all liabilities of the Indemnifying Party, as applicable, not assumed by the Indemnified Party pursuant to the terms hereof; or

                  (d) any failure by the Indemnifying Party, as applicable, to comply with the provisions of any bulk sales or similar law applicable to the transfer of the Assets as contemplated by this Agreement.

         10.3 Notice of Claims. If an Indemnified Party believes that it has suffered or incurred any Loss and Expense, it shall notify the Indemnifying Party promptly in writing, and in any event within the applicable time period specified in Section 10.1, describing such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any Legal Action is instituted by a third party with respect to which an Indemnified Party intends to claim any liability or expense as Loss and Expense under this Article, such Indemnified Party shall promptly notify the Indemnifying Party of such Legal Action, but the failure to so notify the Indemnifying Party shall not relieve such Indemnifying Party of its obligations under this Article, except to the extent such failure to notify materially prejudices such Indemnifying Party's ability to defend against such Claim.

         10.4 Defense of Third Party Claims. The Indemnifying Party shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to the Indemnified Party, any third party Legal Action or other Claim, but the Indemnified Party may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if (a) the Indemnifying Party shall fail to defend any such Legal Action or other Claim or
(b) the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party, then the Indemnified Party may defend, through counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, such Legal Action or other Claim, and (so long as it gives the Indemnifying Party at least fifteen
(15) days' notice of the terms of the proposed settlement thereof and permits the Indemnifying Party to then undertake the defense thereof) settle such Legal Action or other Claim and recover the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense. The Indemnifying Party shall not compromise or settle any such Legal Action or other Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned.

         10.5 Exclusive Remedy. Except for fraud or as otherwise provided in
Section 11.2, the indemnification provided in this Article shall be the sole and exclusive post-Closing remedy available to either party against the other party for any Claim under this Agreement.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

         11.1 Escrow Deposit. Paxson-38 has deposited with the Escrow Agent on the date hereof the Escrow Deposit. The Escrow Deposit and all interest earned thereon shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

              (a) If (x) on or before the expiration of the 30-day period specified in 47 C.F.R. 73.3584(a) (the "Petition Deadline"), either (i) no petition to deny, informal objection or other opposition is filed against the application for the WCFC FCC Consent (collectively, the "WCFC Oppositions") or
(ii) one or more WCFC Oppositions are filed, and none of such WCFC Oppositions could reasonably be expected to result in a dismissal or denial of the application for the WCFC FCC Consent, and (y) Christian is not in material breach of its obligations hereunder, Paxson-38 and Christian shall, no later than five (5) business days following the Petition Deadline, jointly instruct the Escrow Agent to disburse to Christian the Escrow Deposit by federal wire transfer of immediately available funds (in accordance with written wire instructions provided by Christian to the Escrow Agent) and disburse to Paxson-38 all interest earned thereon.

              (b) If the requirements set forth in Section 11.1(a) above for disbursement to Christian are not met, the Escrow Deposit and all interest earned thereon shall be retained by the Escrow Agent and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                  (i) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including all interest earned on the Escrow Deposit, shall be disbursed to or at the direction of Paxson-38;

                  (ii) If this Agreement is terminated pursuant to Section 11.2, the Escrow Deposit shall be disbursed to Christian unless (x) Christian is in material breach of its obligations hereunder or (y) such termination occurs pursuant to Section 11.2 as a result of the KWOK FCC Consent or WCFC FCC Consent not having been obtained, or, having been obtained, not having become a Final Order, due to the filing of a petition to deny, informal objection, petition for reconsideration, application for review or other opposition that challenges the qualification of Christian to assign the WCFC FCC Licenses or acquire the KWOK FCC Licenses. If this Agreement is terminated pursuant to
Section 11.2 and either clause (x) or (y) of this Section 11.1(b)(ii) is satisfied, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including all interest earned on the Escrow Deposit, shall be disbursed to or at the direction of Paxson-38.

         11.2 Termination.

              (a) Subject to Section 6.19, this Agreement may be terminated prior to Closing:

                  (i) at any time by mutual written consent of Christian and Paxson-38;

                  (ii) by either party, if the Closing hereunder has not taken place on or before July 26, 1999 (the "Termination Date"), provided that the party seeking such termination shall not then be in material breach of its obligations under this Agreement;

                  (iii) by Christian if all conditions set forth in Articles 7 and 8 have not been satisfied or waived on or prior to the date scheduled for Closing under Section 3.1, and Christian is not in material breach of its obligations under this Agreement;

                  (iv) by Paxson-38 if all conditions set forth in Articles 7 and 9 have not been satisfied or waived on or prior to the date scheduled for Closing under Section 3.1, and Paxson-38 is not in material breach of its obligations under this Agreement;

                  (v) by Paxson-38 or Christian, as applicable, pursuant to its right under Section 6.12(a) and (b), respectively, provided that the party seeking such termination shall not then be in material breach of its obligations under this Agreement;

                  (vi) by Paxson-38 or Christian, as applicable, pursuant to its right under Section 11.14(a) and (b), respectively, provided that the party seeking such termination shall not then be in material breach of its obligations under this Agreement; and

                  (vii) by either party upon any termination of the North Bay Purchase Agreement, provided that the party seeking such termination shall not then be in material breach of its obligations under this Agreement.

              (b) (i)   In the event of termination of this Agreement and
abandonment of the transactions contemplated hereby by either party pursuant to
Section 11.2(a), prompt written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by either party hereto. If this Agreement is terminated as provided herein:

                        (A) Neither party hereto nor any of their directors, officers, shareholders, employees, agents or affiliates shall have any liability or further obligation to the other party or any of its directors, officers, shareholders, employers, agents or affiliates pursuant to this Agreement with respect to which termination has occurred, except as stated in Section 11.2(b)(ii) hereof;

                        (B) All filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the agency or other person to which made; and

                        (C) Christian shall return any information received by Christian from Paxson-38 and will cause all confidential information obtained by Christian from Paxson-38 concerning KWOK to be treated as such, and Paxson-38 shall return any information received by Paxson-38 from Christian and will cause all confidential information obtained by Paxson-38 from Christian concerning WCFC to be treated as such.

                  (ii) Notwithstanding anything to the contrary contained in this Agreement, if Christian or Paxson-38 is in breach of its respective obligations under this Agreement prior to the date of termination of this Agreement, then and in that event, as appropriate, the following provisions shall apply:

                        (A) In the event the parties hereto shall fail to close this transaction due to Christian's breach of this Agreement, then Christian shall immediately repay to Paxson-38 the entire amount of the Escrow Deposit, if Christian shall have received the Escrow Deposit pursuant to
Section 11.1, and Paxson-38 shall have the right to seek all remedies available to it as provided hereunder or at law or equity and to enforce its rights by an action for specific performance.

                        (B) In the event the parties hereto shall fail to close this transaction due to Paxson-38's breach of this Agreement, then Christian shall have the right to seek all remedies available to it as provided hereunder or at law or equity and to enforce its rights by an action for specific performance. If Christian receives the Escrow Deposit pursuant to
Section 11.1, the entire amount of the Escrow Deposit shall be credited against any damage award that Christian may obtain against Paxson-38 or PCC as a result of Paxson-38's breach of this Agreement.

                        (C) Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. If any action is brought by any party to enforce this Agreement, the party whose enforcement is sought shall waive the defense that there is an adequate remedy at law. Nothing herein contained shall be construed as prohibiting either party from pursuing any other remedies available to it pursuant to the provisions of, and subject to the limitations contained in, this Agreement for such breach or threatened breach.

         11.3 Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided that Christian and Paxson-38 shall each pay one-half of all filing fees required in connection with the applications for the FCC Consent, any filings required under the HSR Act, and the fees of the Escrow Agent pursuant to the terms of the Escrow Agreement.

         11.4 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Christian and Paxson-38.

         11.5 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.5.

         11.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by facsimile transmission, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by nationally recognized courier service (receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                       (a) If to Christian:

                              Christian Communications of Chicagoland, Inc. 38 S. Peoria Street
                              Chicago, IL  60607
                              Attention:  Mr. Jerry Rose
                              Telecopy:  (312) 433-3840

                              with copies (which shall not constitute notice) to:

                              Baker & Hostetler
                              1050 Connecticut Avenue, N.W.
                              Suite 1100
                              Washington, DC  20036
                              Attention:  Ann K. Ford, Esq.
                              Telecopy:  (202) 861-1783

                       (b) If to Paxson-38 or PCC:

                              Paxson Communications Corporation
                              601 Clearwater Park Road
                              West Palm Beach, FL  33401
                              Attention:  Mr. Lowell W. Paxson
                              Telecopy:  (561) 655-9424
                             with copies (which shall not constitute notice) to:

                             Dow, Lohnes & Albertson, PLLC
                             1200 New Hampshire Avenue, N.W.
                             Suite 800
                             Washington, DC  20036
                             Attention:  John R. Feore, Jr., Esq.
                             Telecopy:  (202) 776-2222

         11.7 Assignment. Neither party may assign or transfer its rights, interests or obligations under this Agreement without the prior written consent of the other party, except either party may assign all or part of its rights, interests and obligations under this Agreement to any Affiliate of such party; provided, however, that (i) such assigning party shall remain liable to the other party for the satisfactory performance of such assignee's obligations under this Agreement and (ii) such assignment or delegation does not delay receipt of the FCC Consent. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.8 Governing Law. This agreement shall be governed by the laws of the State of Florida (but not the laws pertaining to choice of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         11.11 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents delivered pursuant to this Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. There are no representations, warranties, covenants or agreements made with respect to the WCFC Assets and the KWOK Assets, except as expressly set forth in this Agreement and the Exhibits and Schedules hereto.

         11.12 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         11.13 Further Assurance. Subject to the terms and conditions of this Agreement, each party to this Agreement will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the exchange of assets contemplated by this Agreement. From time to time after the Closing Date, without further consideration, Christian will, at its own expense, execute and deliver, or cause to be executed and delivered, such documents to Paxson-38 as Paxson-38 may reasonably request in order to more effectively vest in Paxson-38 good title to the WCFC Assets and more effectively consummate the exchange of the WCFC Assets and the assumption of liabilities and obligations by Christian pursuant to this Agreement. From time to time after the Closing Date, without further consideration, Paxson-38 will, at its own expense, execute and deliver, or cause to be executed and delivered, such documents to Christian as Christian may reasonably request in order to more effectively vest in Christian good title to the KWOK Assets and more effectively consummate the exchange of the KWOK Assets and the assumption of liabilities and obligations by Paxson-38 pursuant to this Agreement.

         11.14    Revised Schedules.

                  (a) Notwithstanding anything to the contrary contained herein, if Christian has not, as of the date hereof (the "Signing Date"), completed and/or delivered one or more of the Schedules referred to in this Agreement and required to be delivered by it pursuant hereto or has not delivered one or more of the documents required to be delivered by it pursuant hereto, then it shall be permitted to complete and deliver such Schedules or documents to Paxson-38 after the Signing Date, but in no event later than January 30, 1998; provided, however, that Christian shall not have the right to complete or otherwise modify
Schedule 2.1(c)(iii), which Schedule is correct and complete in the form attached hereto. Paxson-38 shall be deemed to have accepted any such revised or newly delivered Schedules and/or documents unless by no later than 5:00 p.m., Eastern Standard Time, on February 4, 1998, it shall have delivered to Christian a notice terminating this Agreement (a "Paxson-38 Termination Notice"), together with a certificate from an executive officer of Paxson-38 to the effect that such revised or newly delivered Schedules and/or documents reflect matters that could reasonably be expected to result in an increase in the obligations of Paxson-38 hereunder or under the Paxson-38 Ancillary Documents or losses, liabilities or damages to Paxson-38 in excess of, in the aggregate, $100,000. If Paxson-38 delivers to Christian a Paxson-38 Termination Notice in accordance with the preceding sentence, this Agreement shall be terminated effective as of the date Christian receives the Paxson-38 Termination Notice unless Christian delivers to Paxson-38, no later than five
(5) business days following Christian's receipt of a Paxson-38 Termination Notice, a written notice signed by an executive officer of Christian to the effect that Christian agrees to a reduction in the Cash Consideration in an amount equal to the increase in the obligations of Paxson-38 and the losses, liabilities or damages to Paxson-38 resulting from the matters described by Christian in the revised or newly delivered Schedules and/or documents, whereupon the Paxson-38 Termination Notice shall have no force or effect and the Cash Consideration shall be reduced by such amount. If approval of such revised or newly delivered Schedules and/or documents is granted or is deemed granted, any Schedules attached hereto as of the Signing Date and delivered by Christian which have subsequently been revised shall be deemed to be amended in accordance with such revised Schedules as of the Signing Date and such late-delivered Schedules and/or documents shall be deemed delivered by Christian as of the Signing Date. Christian shall not have the right to deliver any revised or new Schedules or documents under this Section 11.14 after January 30, 1998.

                  (b) Notwithstanding anything to the contrary contained herein, if Paxson-38 has not, as of the Signing Date, completed and/or delivered one or more of the Schedules referred to in this Agreement and required to be delivered by it pursuant hereto or has not delivered one or more of the documents required to be delivered by it pursuant hereto, then it shall be permitted to complete and deliver such Schedules or documents to Christian after the Signing Date, but in no event later than January 30, 1998; provided, however, that Paxson-38 shall not have the right to complete or otherwise modify Schedule 2.1(d)(iii), which
Schedule is correct and complete in the form attached hereto. Christian shall be deemed to have accepted any such revised or newly delivered Schedules and/or documents unless by no later than 5:00 p.m., Eastern Standard Time, on February 4, 1998, it shall have delivered to Paxson-38 a notice terminating this Agreement (a "Christian Termination Notice"), together with a certificate from an executive officer of Christian to the effect that such revised or newly delivered Schedules and/or documents reflect matters that could reasonably be expected to result in an increase in the obligations of Christian hereunder or under the Christian Ancillary Documents or losses, liabilities or damages to Christian in excess of, in the aggregate, $100,000. If Christian delivers to Paxson-38 a Christian Termination Notice in accordance with the preceding sentence, this Agreement shall be terminated effective as of the date Paxson-38 receives the Christian Termination Notice unless Paxson-38 delivers to Christian, no later than five (5) business days following Paxson- 38's receipt of a Christian Termination Notice, a written notice signed by an executive officer of Paxson-38 to the effect that Paxson-38 agrees to an increase in the Cash Consideration in an amount equal to the increase in the obligations of Christian and the losses, liabilities or damages to Christian resulting from the matters described by Paxson-38 in the revised or newly delivered Schedules and/or documents, whereupon the Christian

Termination Notice shall have no force or effect and the Cash Consideration shall be increased by such amount. If approval of such revised or newly delivered Schedules and/or documents is granted or is deemed granted, any Schedules attached hereto as of the Signing Date and delivered by Paxson-38 which have subsequently been revised shall be deemed to be amended in accordance with such revised Schedules as of the Signing Date and such late- delivered Schedules and/or documents shall be deemed delivered by Paxson-38 as of the Signing Date. Paxson-38 shall not have the right to deliver any revised or new Schedules or documents under this Section 11.14 after January 30, 1998.

                                   ARTICLE 12
                                    GUARANTY

         12.1 Guaranty. PCC irrevocably guarantees (the "Guaranty"), as principal and not as surety, to Christian, its successors and permitted assigns full and prompt performance by Paxson-38 (which for all purposes hereof shall include all Affiliates thereof and any assignee(s) of Paxson-38 permitted under
Section 11.7) of all of its obligations under or pursuant to this Agreement and all Paxson-38 Ancillary Documents in accordance with the terms hereof and thereof (the "Guaranteed Obligations"). The Guaranty shall apply and survive until all obligations of Paxson-38 under this Agreement and all Paxson-38 Ancillary Documents are performed and satisfied in accordance with the terms hereof and thereof. PCC hereby waives any provision of any statute or judicial decision otherwise applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of performance by an obligor with respect to whose obligations the guarantee is provided. To the fullest extent permitted by applicable law, PCC hereby waives diligence, presentment to, demand of payment from and protest of any Guaranteed Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of PCC hereunder shall not be affected by (a) the failure of Christian to assert any claim or demand or to enforce any right or remedy against Paxson-38 pursuant to the provisions of this Agreement or otherwise and (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement or the Paxson-38 Ancillary Documents, unless consented to in writing by Christian and Paxson-38.

         12.2 Representations and Warranties of PCC. PCC hereby represents and warrants to Christian as follows: (i) PCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute, deliver and perform this Guaranty according to its terms; (ii) the execution, delivery and performance of this Guaranty and the consummation of the transactions contemplated hereby by PCC have been duly authorized by all necessary corporate action on the part of PCC; (iii) this Guaranty has been duly executed and delivered by PCC and constitutes the legal, valid and binding obligation of PCC enforceable against PCC in accordance with its terms, except as the enforceability of this Guaranty may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies; and (iv) the execution, delivery and performance of this Guaranty: (1) do not require the consent of any third party,
(2) do not conflict with the Certificate of Incorporation or bylaws of PCC, and
(3) do not conflict in any material respect with, result in a material breach of, or constitute a material default under any law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental authority applicable to PCC or any material contract or agreement to which PCC is a party or by which PCC may be bound.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Christian, Paxson-38 and PCC have caused this Asset Exchange Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                    PAXSON COMMUNICATIONS OF
                                    CHICAGO-38, INC.


                                    By: /s/ Lowell W. Paxson
                                       -----------------------------------------
                                          Name:  Lowell W. Paxson
                                          Title: Chairman


                                    CHRISTIAN COMMUNICATIONS OF
                                    CHICAGOLAND, INC.


                                    By: /s/ Jerry K. Rose
                                       -----------------------------------------
                                          Name:  Jerry K. Rose
                                          Title: President


                                    PAXSON COMMUNICATIONS CORPORATION HEREBY
                                    JOINS IN THE EXECUTION OF THE FOREGOING
                                    AGREEMENT TO AGREE TO THE PROVISIONS OF
                                    ARTICLE 12 ONLY, AS OF THE DATE FIRST ABOVE
                                    WRITTEN.


                                    PAXSON COMMUNICATIONS CORPORATION



                                    By: /s/ Lowell W. Paxson
                                       -----------------------------------------
                                          Name:  Lowell W. Paxson
                                          Title: Chairman